[LOGO]
FIRST
CHICAGO
NBD


January 31, 1998


To the Holders of:

Fleetwood Credit 1997-A Grantor Trust
6.83% Asset-Backed Certificates, Class A


The following information is being provided to you for the calendar year 1997 pursuant to Section 14.10 of the Standard Terms and Conditions of Agreement. Detailed below are the monthly payment factors (per $1,000 of original issuance) for interest, principal, and fees and compensation paid to the Servicer. This information can be utilized for preparation of federal income tax returns. Should you have any further questions regarding the use of this information, please consult your tax counsel.

                                              Fees and
Compensation
               Interest      Principal        Paid to Servicer



------------------------------------------------------------------------------

April          5.533333      17.976343        0.833334
May            5.433864      27.642561        0.818353
June           5.280909      18.473922        0.795318
July           5.178686      25.254008        0.779923
August         5.038948      19.890089        0.758878
September      4.928889      17.308355        0.742303
October        4.833116      20.798058        0.727879
November       4.718034      28.975966        0.710547
December       4.557700      16.740084        0.686400


THE FIRST NATIONAL BANK OF CHICAGO
as Trustee
EXHIBIT 19.2

[LOGO]
FIRST
CHICAGO
NBD


January 31, 1998


To the Holders of:

Fleetwood Credit 1997-A Grantor Trust
6.83% Asset-Backed Certificates, Class B


The following information is being provided to you for the calendar year 1997 pursuant to Section 14.10 of the Standard Terms and Conditions of Agreement.
Detailed below are the monthly payment factors (per $1,000 of original issuance) for interest, principal, and fees and compensation paid to the Servicer. This information can be utilized for preparation of federal income tax returns. Should you have any further questions regarding the use of this information, please consult your tax counsel.

                                              Fees and
Compensation
               Interest      Principal        Paid to Servicer



------------------------------------------------------------------------------

April          5.691667      17.976343        0.833334
May            5.589352      27.642561        0.818353
June           5.432019      18.473922        0.795318
July           5.326871      25.254008        0.779923
August         5.183135      19.890089        0.758878
September      5.069927      17.308355        0.742303
October        4.971413      20.798058        0.727879
November       4.853038      28.975966        0.710547
December       4.688116      16.740084        0.686400


THE FIRST NATIONAL BANK OF CHICAGO
as Trustee